Exhibit 99.1

NEWS RELEASE

Valvoline Inc. Announces Commencement of Cash Tender Offer for Any and All of Its Outstanding 4.250% Senior Notes Due 2030

LEXINGTON, Ky., March 14, 2024 – Valvoline Inc. (NYSE: VVV), the quick, easy, trusted leader in preventive automotive maintenance, today announced that it has commenced a tender offer (the “Tender Offer”) to purchase for cash any and all of its outstanding 4.250% senior notes due 2030 (the “Notes”). The Tender Offer is being made to comply with the requirements of the asset sale covenant under the indenture governing the Notes.

The terms and conditions of the Tender Offer are described in an Offer to Purchase, dated March 14, 2024 (the “Offer to Purchase”). The following table summarizes the material pricing terms for the Tender Offer:

CUSIP/ISIN(1)	Outstanding Principal Amount	Title of Notes	Consideration(2)(3)
92047W AD3 / US92047WAD39 (Rule 144A) U92147 AB0 / USU92147AB01 (Regulation S)	$600,000,000	4.250% Senior Notes due 2030	$1,000.00

(1)	CUSIPs/ISINs are provided for the convenience of holders. No representation is made as to the correctness or accuracy of such numbers.
(2)	Per $1,000 principal amount of Notes tendered and accepted for purchase.
(3)	Does not include accrued and unpaid interest from the last date on which interest has been paid to, but excluding, the Settlement Date, that will be paid on the Notes accepted for purchase.

The Tender Offer will expire at 5:00 p.m., New York City time, on April 12, 2024, unless extended or earlier terminated by Valvoline (such time and date, as the same may be extended, the “Expiration Time”). No tenders submitted after the Expiration Time will be valid. Subject to the terms and conditions of the Tender Offer, holders that validly tender their Notes that do not validly withdraw such Notes at or prior to the Expiration Time and whose Notes are accepted for purchase pursuant to the Tender Offer will be eligible to receive the Consideration as set forth in the table above. In addition, holders will receive accrued and unpaid interest on such Notes from the last date on which interest has been paid to, but excluding, the settlement date.

The consummation of the Tender Offer is subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase.

Tendered Notes may be withdrawn at any time at or prior to the Expiration Time. Any Notes validly tendered at or prior to the Expiration Time that are not validly withdrawn at or prior to the Expiration Time may not be withdrawn thereafter, except as required by law.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are the dealer managers (the “Dealer Managers”) in the Tender Offer. Global Bondholder Services Corporation has been retained to serve as both the depositary and the information agent (the “Depositary and Information Agent”) for the Tender Offer. Questions regarding the Tender Offer should be directed to Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect), Goldman Sachs & Co. LLC at (800) 828-3182 (toll-free) or (212) 902-5962 (collect) and Morgan Stanley & Co. LLC at (800) 624-1808 (toll-free) or (212) 761-1057 (collect). Requests for copies of the Offer to Purchase and other related materials should be directed to Global Bondholder Services Corporation at (212) 430-3774 or (855) 654-2015 (toll free) or by e-mail at contact@gbsc-usa.com.

None of Valvoline, its board of directors, the Guarantors, the Trustee, the Dealer Managers or the Depositary and Information Agent, makes any recommendation as to whether holders of the Notes should or should not tender any Notes in response to the Tender Offer. The Tender Offer is made only by the Offer to Purchase. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offer is required to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of Valvoline by the Dealer Managers or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Valvoline Inc.
Valvoline Inc. (NYSE: VVV) is the quick, easy, trusted leader in automotive preventive maintenance. Valvoline Inc. is creating shareholder value by driving the full potential in our core business, accelerating network growth and innovating to meet the needs of customers and the evolving car parc. With approximately 1,900 service centers throughout North America, Valvoline Inc. and our franchise partners keep customers moving with our 4.6 out of 5 star* rated service that includes 15-minute stay-in-your-car oil changes; battery, bulb and wiper replacements; tire rotations; and other manufacturer recommended maintenance services. In fiscal year 2023, Valvoline’s network delivered approximately 27 million services to generate $1.4 billion in revenue from $2.8 billion in system-wide store sales, marking 17 years of consecutive system-wide same-store sales growth. At Valvoline Inc., it all starts with our people, including our more than 10,000 team members and strong, long-standing franchise partners. We are proud to be a 10-time winner of the BEST Award for training excellence and a top-rated franchisor in our category by Entrepreneur and Franchise Times. To learn more, or to find a service center near you, visit vioc.com.

* Based on a survey of more than 900,000 Valvoline Instant Oil Change℠ customers annually
™ Trademark, Valvoline Inc., or its subsidiaries, registered in various countries
SM Service mark, Valvoline Inc., or its subsidiaries, registered in various countries

Forward-Looking Statements
Certain statements in this press release, other than statements of historical fact, are forward-looking statements. Such forward-looking statements may include, without limitation, statements about the expected tender offer and whether we actually commence and consummate the tender offer as planned or at all. Valvoline has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “may,” “will,” “should,” and “intends,” and the negative of these words or other comparable terminology. These forward-looking statements are based on Valvoline’s current expectations, estimates, projections, and assumptions as of the date such statements are made and are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. Additional information regarding these risks and uncertainties are described in Valvoline’s filings with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures about Market Risk” sections of Valvoline’s most recently filed periodic reports on Forms 10-K and 10-Q, which are available on Valvoline’s website at http://investors.valvoline.com/sec-filings or on the SEC’s website at http://www.sec.gov. Valvoline assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future, unless required by law.

For Further Information

Investor Inquiries
Elizabeth B. Russell
+1 (859) 357-3155
IR@valvoline.com

Media Inquiries
Angela Davied
media@valvoline.com